Exhibit 10.35

SIXTH AMENDMENT

TO

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, made and entered into this 7th day of December, 1995, by and between ROWE FURNITURE CORPORATION, a Nevada corporation (hereinafter referred to as the “Company”), and BARRY A. BIRNBACH (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee did enter into a Deferred Compensation Agreement on the 31st day of August, 1978, which was subsequently amended on the 13th day of March, 1980, the 4th day of December, 1986, the 13th day of June, 1989, the 9th day of December, 1991, and the 3rd day of December, 1993; and

WHEREAS, both parties desire to amend such Deferred Compensation Agreement in order to increase the deferred compensation benefit under Section 5, and in Section 7;

NOW THEREFORE, in consideration of the foregoing and the mutual promises of the parties thereto, it is agreed that Section 5 and 7 of the above mentioned Deferred Compensation Agreement shall be amended to read as follows:

5. Deferred Compensation Benefit and Payments

The Employee’s deferred compensation benefit shall be the aggregate sum of Four Hundred and Fifty

Thousand Dollars ($450,000.00) and shall be paid in accordance with the following provisions:

(a) Upon the Employee actually retiring on or after the Normal Retirement Date, he shall receive his deferred compensation benefit in on hundred twenty (120) equal monthly installments of Three Thousand Seven Hundred and Fifty Dollars ($3,750.00), commencing on the first day of the month next following his retirement.

(b) If the Employee elects to voluntarily retire on or after the Accelerated Retirement Date, but prior to Normal Retirement Date, then in that event, he shall receive his deferred compensation benefit in equal monthly installments, commencing on the first day of the month next following his voluntary retirement and continuing until the month including the Employee’s seventy-fifth (75th) birthday.

(c) In the event of the Employee’s death at a time when less than all such monthly payments have been made, the Company shall continue to make identical monthly payments to such persons as he may have designated, pursuant to the provisions of Paragraph 6, until such time as all payments provided for in Subparagraph (a) or (b), as the case may be, have been made.

7. Death of Employee Prior to Retirement

In the event that Employee should die while in the active employ of the Company, the Company agrees to pay to such persons as he may have designated (in accordance with the provisions of Paragraph 6) a sum equal to Four Hundred Fifty Thousand Dollars ($450,00.00), which sum shall be paid in one hundred twenty (120) monthly installments at the rate of Three Thousand Seven Hundred and Fifty Dollars ($3,750.00) per month, commencing on the first day of the month following Employee’s death.

All other terms and provisions of the above referred to Deferred Compensation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have executed this Sixth Amendment to Deferred Compensation Agreement under seal, each intending to be legally bound hereby.

ROWE FURNITURE CORPORATION A Nevada Corporation

BY:	/s/ Gerald M. Birnbach
Gerald M. Birnbach President

Attest:

/s/ [ILLEGIBLE]
Secretary-Treasurer

/s/ Barry A. Birnbach
Barry A. Birnbach